EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our Independent Auditor’s Report dated January 4, 2006 regarding the balance sheets of Santa Lucia Bank as of December 31, 2005 and 2004, and the related statements of earnings, changes in shareholders’ equity, and cash flows for the years then ended, in the Form 8-K filed with the Securities and Exchange Commission.

/s/ Vavrinek, Trine, Day, & Co., LLP

Laguna Hills, California
April 4, 2006